EXHIBIT 99.2

CONSENT IN LIEU OF SHAREHOLDERS' MEETING

(MAJORITY SHAREHOLDER)

GLOBAL GOLD ROYALTY INC.

Pursuant to the bylaws of the company and Nevada statutes, we, the holders of the number of shares of stock of GLOBAL GOLD ROYALTY INC. set forth after our signatures, and as the holders of a majority (99.22%) of the outstanding shares of the voting stock of the Company entitled to vote at a meeting of shareholders, do hereby consent to the following action as approved in a resolution adopted by the Board of Directors in its WRITTEN CONSENT TO ACTION WITHOUT MEETING OF GLOBAL GOLD ROYALTY INC. dated December 16, 2022.The text of the Board's resolution states:

RESOLVED, that the Company authorizes and enacts a 1 for 4 reverse stock split of its shares of Common Stock (the “reverse stock split”); and be it further

RESOLVED, that the record date and time of the reverse stock split be January 1, 2023 at 9:00 a.m. EST; and be it further

RESOLVED, that both the effective date and time, and payable date and time, of the reverse stock split be January 1, 2023 at 9:00 a.m. EST; and be it further

RESOLVED, that if, as a result of the reverse stock split, any shareholder holds a non-whole number of shares, that the shareholder be issued an additional fraction of a share sufficient to increase the number of shares held by the shareholder to the next whole number of shares; and be it further

RESOLVED, that the Company’s CEO, Sam Kwok, send a copy of this resolution to the Company’s transfer agent, Vstock Transfer LLC; and be it further

RESOLVED, that the reverse stock split will not in any way affect the stated par value or total number of authorized shares or in any other way change, alter or otherwise amends the Company’s Articles of Incorporation in the state of Nevada, and that therefore no amendment to the Articles of Incorporation is required; and be it further

RESOLVED, that the directors of this Company are empowered and directed, in the name of and on behalf of the Company, to execute and sign this Resolution; and the officers and directors of the Company are empowered and directed in the name and on behalf of the Company to execute and deliver all documents, to make all payments, and to perform and otherwise act as necessary to carry out the purposes and intent of this Resolution, and all such acts and doings of the officers of the Company consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.

IN WITNESS WHEREFORE, the undersigned, being the Majority Shareholder of GLOBAL GOLD ROYALTY INC., has signed this consent on the date indicated below effective this 16th day of December 2022.

GLOBAL GOLD ROYALTY INC.

By:	/s/ Sam Kwok
Sam Kwok
Director/CEO
80,000,000 shares owned (99.22% percent of total shares)

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